Exhibit 99.1

Media contact:	Investor contact:
Mike Jacobsen +1 330 490 3796 jacobsm1@diebold.com	John Kristoff +1 330 490 5900 kristoj@diebold.com

FOR IMMEDIATE RELEASE:
June 24, 2004

DIEBOLD ACQUIRES TFE TECHNOLOGY

     NORTH CANTON, Ohio — Diebold, Incorporated (NYSE:DBD) today announced it has acquired TFE Technology Holdings, LLC, a third-party maintenance provider of network and hardware service solutions to federal and state government agencies and commercial firms.

     “This strategic acquisition allows us to broaden our product and services offerings,” said Bartholomew J. Frazzitta, vice president of Diebold’s Security Division. “The addition of TFE will enhance Diebold’s proven hardware and software capabilities by providing a total security solution that integrates everything from IT equipment and networking capabilities to support services,” he said.

     Headquartered in Bountiful, Utah, TFE Technology is one of the 10 largest third-party maintenance providers of its kind. With more than 25 years of industry experience, TFE offers a proven, cost-effective alternative to OEM maintenance services as well as extensive multi-vendor experience, a diverse service offering, and the technical expertise required to meet customer needs with the goal of providing maximum system availability. TFE employs approximately 250 associates with operations in all 50 states, plus Puerto Rico and Guam, and generated revenue of approximately $34 million in 2003.

     “The level of technical expertise of TFE’s associates, and the company’s customer-focused approach to service, make it a welcome addition,” said Richard Baggot, vice president of Electronic Security and Currency Systems Group at Diebold. “There are a number of synergies between the two companies, like specialization, our complementary security offerings and a mutual customer base within the government and commercial markets.”

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     John Walker, TFE president, CEO and director, will join Diebold and will be responsible for the day-to-day operations of TFE. “We can provide Diebold with a specialized focus in specific areas of IT support, network infrastructure management and security,” Walker stated. “Diebold is a major player in the electronic security industry and can provide TFE customers with additional security-related products and services,” said Walker.

     Diebold, Incorporated is a global leader in providing integrated security, services and self-service delivery systems. Diebold employs more than 13,000 associates with representation in more than 88 countries worldwide, and is headquartered in North Canton, Ohio, USA. Diebold reported revenue of $2.1 billion in 2003 and is publicly traded on the New York Stock Exchange under the symbol ‘DBD.’ For more information, visit the company’s Web site at http://www.diebold.com.

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